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                                                                 EXHIBIT (c)(6)


                             TECHFORCE CORPORATION

                              OPTION ELECTION FORM


         This Option Election Form relates to options to purchase common stock of TechForce Corporation ("TechForce") pursuant to its 1994 Incentive Stock Option Plan ("1994 Plan") and its 1995 Stock Incentive Plan (the "1995 Plan"). This form authorizes the Company to exercise your options and pay you any difference between your exercise price and $8.50 per share in connection with the transactions between TechForce and Equant N.V. (and its subsidiaries) pursuant to the Agreement and Plan of Merger dated June 30, 1999 (the "Merger").

         In connection with the Merger, under the 1994 Plan and the 1995 Plan, the undersigned agrees and acknowledges that:

1994 PLAN -- all unvested options will be accelerated in connection with the Merger, and you elect by your signature below to exercise all outstanding options under the 1994 Plan.

1995 PLAN -- for all outstanding options (vested or unvested) under the 1995 Plan, you will receive in cash an amount equal to the difference between $8.50 and the exercise price for each option share (less any applicable withholding taxes) and such option shares will be cancelled.

  Number of option       Total exercise price
shares exercisable at      for option shares
 less than $8.50 per      exercisable at less
       share                 than $8.50 per        Total value of option shares     Excess amount payable to
                                share                      at $8.50 per share          you for option shares

*See attached account    *See attached
statement for details    account statement
                         for details





         The undersigned option-holder acknowledges and agrees that he/she will receive only the net amount of: $8.50 per option share exercised or cancelled (under all option plans) minus the applicable exercise price per share. The undersigned agrees that in the event the transactions contemplated by the Merger fail to close, the acceleration or cancellation of any options and this Option Election Form shall be void and of no further force or effect.



                                          Signature:
                                                    ---------------------------
                                          Name (Please Print):
                                                              -----------------
                                          Date:
                                               --------------------------------